Exhibit 99.8  Press Release of Alcan Inc. dated September 29, 2005.

Press Release

FOR IMMEDIATE RELEASE

ALCAN ANNOUNCES UPDATED FINANCIAL TARGETS INCLUDING SPECIFIC BUSINESS OBJECTIVES

Toronto, Canada - September 29, 2005 - Alcan Inc. (NYSE, TSX: AL) today announced updated long-term targets for the corporation as a whole and for each of its four Business Groups. The corporate targets include:

•        15 percent annual growth in operating earnings per share;

•        US$2 billion minimum annual cash from operations in 2006 and onward;

•        return on capital employed sufficient to cover its cost of capital by 2008;

•        debt to total capital ratio of approximately 35 percent.

Speaking at Alcan's annual investor conference Travis Engen, President and Chief Executive Officer, Alcan Inc., said "These targets reflect the significant changes and accomplishments at Alcan since 2003, as well as our governing objective of maximizing long-term value." He further added, "They are also a clear expression of our confidence in, and commitment to, strong future performance."

Specific targets for 2009 and action plans to achieve them were also identified for each of the Company's four Business Groups. For the upstream businesses, these include achieving first quartile status on the global cost curve for 50 percent of Bauxite and Alumina production and 55 percent of Primary Metal production. For the downstream businesses, the targets include improving Business Group Profit margins on revenues to 10 percent for Engineered Products and 15 percent for Packaging. The targets reflect Alcan's current business plans and economic outlook as well as forward rates for aluminum and currencies.

"Alcan has been significantly transformed over the last few years," said Mr. Engen. "We now have in place the business model, management systems and portfolio structure to deliver increasingly robust earnings, cash flow and returns. There are terrific opportunities to create value throughout the Company and we're very excited about our prospects. These new targets provide a clear set of markers to measure our progress, and we'll be reporting regularly against them in the time ahead," he concluded.

Alcan is a multinational, market-driven company and a global leader in aluminum and packaging. With world-class operations in primary aluminum, fabricated aluminum as well as flexible and specialty packaging, aerospace applications, bauxite mining and alumina processing, today's Alcan is well positioned to meet and exceed its customers' needs for innovative solutions and service. Alcan employs almost 70,000 people and has operating facilities in 55 countries and regions.

Statements made in this press release, which describe the Company's or management's objectives, projections, estimates, expectations or predictions of the future may be "forward-looking statements" within the meaning of securities laws. The Company cautions that, by their nature, forward-looking statements involve risk and uncertainty and that the Company's actual actions or results could differ materially from those expressed or implied in such forward-looking statements or could affect the extent to which a particular projection is realized.  Important factors which could cause such differences include global supply and demand conditions for aluminum and other products, aluminum ingot prices and changes in raw materials' costs and availability, changes in the relative value of various currencies, cyclical demand and pricing within the principal markets for the Company's products, changes in government regulations, particularly those affecting environmental, health or safety compliance, economic developments, relationships with and financial and operating conditions of customers and suppliers, the effects of integrating acquired businesses and the ability to attain expected benefits, the Company's ability to dispose of assets at the anticipated prices and other factors within the countries in which the Company operates or sells its products and other factors relating to the Company's ongoing operations including, but not limited to, litigation, labour negotiations and fiscal regimes.

Media Contact: Anik Michaud Tel.: +1-514-848-8151 media.relations@alcan.com	Investor Contact: Corey Copeland Tel.: +1-514-848-8368 investor.relations@alcan.com